EXHIBIT 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional	Thomas A. H. White
	information contact:	Vice President, Investor Relations
423.755.8996

Linnea R. Olsen
Director, Corporate Relations
207.575.4452

April 25, 2003

UnumProvident Announces Financial Restructuring Plan to Increase Financial Strength and Improve Predictability of Results

Combined Offering of $900 million Common Stock and Mandatory Convertible Securities

Reduces Dividend and Strengthens Group LTD Reserves

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today a series of actions to increase the Company’s financial strength and improve the predictability of its business. These actions will result in reduced debt leverage and inter-company loans, improved capitalization of the Company’s insurance subsidiaries, and an improved risk profile for the Company’s investment portfolio. Significant aspects of this plan are expected to be substantially completed during the second quarter of 2003.

The principal components of the financial restructuring include the following:

•	The issuance of $400 million of common stock and $500 million of mandatory convertible securities. The offering will include a group of underwriters led by Goldman, Sachs & Co. Banc of America Securities LLC will be a joint lead manager. The offering is expected to be completed in early May of 2003.

•	The proceeds of the offering will be used to reduce debt, including $535 million of inter-company loans, and increase the capitalization of the Company’s insurance subsidiaries by $195 million. As a result, inter-company loans with the Company’s insurance subsidiaries, which totaled $695 million at year-end 2002, will be reduced to approximately $160 million by the end of the second quarter of 2003. The remaining $170 million of the $900 million of proceeds will be retained at the holding company for its general business purposes, which will eliminate the need for dividends from the insurance subsidiaries over the remainder of 2003.

•	A reduction in the dividend on its common stock from an annual rate of $0.59 per share to $0.30 per share. This change will bring the Company’s dividend payout and yield more in line with its peer companies and enable the Company to further build the capitalization of its insurance subsidiaries.

With this change, a quarterly dividend of $0.075 per common share will be paid on May 16, 2003 to shareholders of record as of May 5, 2003.

•	During the first quarter of 2003 the Company initiated a program to reduce its below-investment-grade fixed maturity securities holdings to a level consistent with the Company’s investment strategy. The program was essentially complete as of March 31, 2003, with sales of approximately $760 million. This action reduces the below-investment grade exposure to 8.4 percent of invested assets (market value basis) and 11.2 percent (book value basis), compared to 10.0 percent (market value basis) and 13.9 percent (book value basis) at year-end 2002.

•	In order to increase the statutory capital of certain of the Company’s insurance subsidiaries, two corporate assets valued at approximately $285 million in total which are currently held at the holding company will be contributed as capital to the insurance subsidiaries.

•	The Company has also taken actions to build a more conservative financial plan including further lowering the discount rate on new claim incurrals to reflect the continued low interest rate environment and the expectation of a more challenging claims environment, which is expected to result in higher levels of claims incidence and lower net recovery results.

•	As a part of the Company’s first quarter 2003 earnings report also released today, the Company announced it has increased its group long-term income protection (group long-term IP) GAAP claim reserves by $454.0 million on a pre-tax basis, or $295.1 million after-tax. This reserve increase represents an increase of approximately 6.2 percent of its total net GAAP long-term IP reserves, which at March 31, 2003 were $7.34 billion. Please refer to the Company’s first quarter of 2003 earnings release for additional information.

“The actions announced today are designed to increase our financial strength and reflect a more conservative approach to the business,” said Thomas R. Watjen, President and Chief Executive Officer. “We are confident in our ability to execute these initiatives in the near term. Through these actions, along with a strong business plan supported by over 13,000 dedicated employees, we believe we are positioned to build on our market leading position and better serve our customers. In doing so we are confident we will produce more predictable results for our shareholders.”

The Company expects the impact of this financial restructuring plan to reduce its debt leverage (calculated to allow partial credit for the mandatory convertible securities and the Company’s existing trust preferred securities) from 27.7 percent at year-end 2002 to approximately 24 percent. The impact of the direct capital contributions and conserved capital within the insurance subsidiaries will strengthen the consolidated risk based capital ratio (“RBC”). The consolidated RBC ratio, as calculated on the NAIC company action level basis, is expected to approximate 250 percent by year-end 2003, compared to a year-end 2002 level of 210 percent. Going forward, the Company intends to maintain its debt leverage below 25 percent and over the next two years further strengthen its RBC ratio and reduce its inter-company loan balance.

The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident’s primary operations are in the United States, Canada and the U.K.

This press release describes securities that the Company intends to offer in the future and that, if sold, would represent new financing for the Company, but this press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. A copy of a written prospectus may be obtained from the prospectus department of the bookrunner, Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, and negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2002. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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